Exhibit 3.168

CERTIFICATE OF INCORPORATION

OF

RANDALL’S MANAGEMENT COMPANY, INC.

ARTICLE ONE

The name of the corporation is Randall’s Management Company, Inc.

ARTICLE TWO

The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, No Par Value per share.

ARTICLE FIVE

The name of the incorporator is Christopher C. Juban and his mailing address is c/o Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002-6720.

ARTICLE SIX

The initial board of directors of the corporation shall consist of three (3) persons who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified. Election of directors need not be by written ballot. The names and mailing addresses of the initial directors are as follows:

Name	Address

R. Randall Onstead	3663 Briarpark Drive
Houston, Texas 77042

Michael M. Calbert	3663 Briarpark Drive
Houston, Texas 77042

Lee E. Straus	3663 Briarpark Drive
Houston, Texas 77042

ARTICLE SEVEN

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

ARTICLE EIGHT

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE NINE

No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE TEN

The corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of April, 1999.

/s/ Christopher C. Juban
Christopher C. Juban, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RANDALL’S MANAGEMENT COMPANY, INC.

RANDALL’S MANAGEMENT COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, by written consent of the Board of Directors of said corporation as of October 23, 2002, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the sole stockholder of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

WHEREAS, it is deemed to be advisable and in the best interest of the Corporation and its sole stockholder that the Corporation’s Certificate of Incorporation be amended to increase the number of authorized directors from 3 to 4;

NOW, THEREFORE, BE IT RESOLVED, that Article SIX of the Corporation’s Certificate of Incorporation be amended to read as follows:

“1. The board of directors of the corporation shall consist of four (4) persons.”

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to submit the foregoing amendment to the sole stockholder of the Corporation for consideration thereof; and

RESOLVED FURTHER, that, following approval of the foregoing amendment by the sole stockholder of the Corporation, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare or cause to be prepared and to execute a Certificate of Amendment of the Corporation’s Certificate of Incorporation, to file or cause to be filed said Certificate of Amendment with the Delaware Secretary of State, and to execute such other documents and take such other actions as such officer or officers shall deem necessary, appropriate or advisable in order to carry out the intent and purposes of the foregoing resolutions.

SECOND: That, thereafter, by written consent of the holder of all of the issued and outstanding shares of capital stock of said corporation, the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, RANDALL’S MANAGEMENT COMPANY, INC. has caused this certificate to be signed by Leslie A. Nelson, Acting President, this 30th day of October, 2002.

RANDALL’S MANAGEMENT COMPANY, INC.

By:	/s/ Leslie A. Nelson
Leslie A. Nelson, Acting President

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